Exhibit 99.1

CommScope Stockholders Approve Proxy Proposals

HICKORY, NC, June 21, 2019—The stockholders of CommScope Holding Company, Inc., a global leader in infrastructure solutions for communications networks, approved four proxy proposals today at the company’s annual meeting of stockholders.

CommScope stockholders re-elected Marvin S. Edwards, Jr., Claudius E. Watts IV and Timothy T. Yates as Class III directors for terms ending in 2022 and ratified the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for the 2019 fiscal year. The stockholders also approved, on a non-binding advisory basis, the compensation of the company’s named executive officers.  In addition, the stockholders approved the company’s 2019 Long-Term Incentive Plan.

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About CommScope

CommScope (NASDAQ: COMM) and the recently acquired ARRIS and Ruckus Networks are redefining tomorrow by shaping the future of wired and wireless communications. Our combined global team of employees, innovators and technologists have empowered customers in all regions of the world to anticipate what’s next and push the boundaries of what’s possible. Discover more at www.commscope.com.

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Investor Contact:	News Media Contact:
Kevin Powers, CommScope	Rick Aspan, CommScope
+1 828-323-4970	+1 708-236-6568
kevin.powers@commscope.com	publicrelations@commscope.com

Source: CommScope